Schedule 99.2

Ault Incorporated and Subsidiaries

Restated Results of Operations

For Periods Ending May 29, 2005, February 27, 2005, November 28, 2004, August 29, 2004 and May 30,2004

(Dollars in Thousands, Except Amounts Per Share)

		Twelve Months		Three Months		Three Months		Three Months
		Ending		Ending		Ending		Ending
		May 30,		August 29,		November 28,		February 28,
		2004		2004		2004		2005
Net Earnings (Loss) As Reported		(4,953)		117		(534)		(458)

Adjustments	(a) (b)	(593	)(c)(d)(e)	(236	)(f)(g)	(70	)(h)(i)	(119)

Net Loss As Restated		(5,546)		(119)		(604)		(577)

Net Earnings (Loss) per Share as Reported		(1.06)		0.02		(0.11)		(0.10)
Net Earnings (Loss) per Share as Restated		(1.19)		(0.02)		(0.13)		(0.13)

a:  $106 of unrecorded G & A expenses that resulted in an over statement of inventory. (1)

b:  $487 of inventory that should have been recorded as cost of sales.  (3)

c:  $114 for revenue reversed from the prior year. (2)

d:  $322 of inventory that should have been recorded as cost of sales. (3)

e:  $28 of unrecorded G & A expenses that resulted in an over statement of inventory. (1)

f:   $42 of inventory that should have been recorded as cost of sales. (3)

g:  $28 of unrecorded G & A expense that resulted in an over statement of inventory. (1)

h:  $90 of inventory that should have been recorded as cost of sales. (3)

I:   $29 of unrecorded G & A expense that resulted in an over statement of inventory. (1)

(1)  G & A expenses related from an agreement between our Beijing and Shanghai facilities for transferring costs to the correct cost center.The error resulted from the costs being recorded and transferred by the Shanghai plant and not recorded by our Beijing facility.

This error resulted in an understatement of the expenses for the period and an understatement of the intercompany payable, which in consolidation resulted in an overstated inventory amount.

(2)  The revenue adjustment is from a 2004 year-end adjustment which reduced the 2004 revenue.  This adjustment was inadvertently not reversed in the first month of fiscal year 2005.  Resulting in an understatement of earnings for the first quarter of fiscal 2005. This also resulted in the accounts receivable being understated for all reported quarters in fiscal 2005.

(3)  The inventory adjustment related to certain costs being put in inventory or not being relieved out of inventory as the product was shipped.  The inventory had items that should not have been recorded to inventory by our Beijing facility.  The cost were for low value tools that should have been expensed in the period purchased.  The low value tools amounted to approximately $95.  Also in the inventory was the cost of items that should have been expensed as they were determined to not be usable any longer.  These items include scrap ($154) which was not issued out of inventory, and inventory damaged in a fire ($268) that occurred in 2004.  Finally, certain costs (mainly overhead and labor)  were not properly matched to finished goods inventory.  This resulted in the cost remaining in work in progress instead of correctly flowing to cost of sales.  This error resulted in approximately $424 of adjustments over the four periods that are being restated.